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                                                                      Exhibit 18
                                MULTI-CLASS PLAN

                                      FOR

                  VAN KAMPEN AMERICAN CAPITAL FAMILY OF FUNDS


This Plan is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by each of the Funds in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Funds, including a majority of the Trustees who are not interested persons of the Funds within the meaning of the Act, found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares of each Fund and adopted this Plan on January 26, 1996.

     A. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

             1.       The Act - Investment Company Act of 1940, as amended.

             2.       CDSC - contingent deferred sales charge.

             3. CDSC Period - the period of years following acquisition during which Shares are assessed a CDSC upon redemption.

             4.       Class - a class of Shares of a Fund.

             5. Class A Shares - shall have the meaning ascribed in Section B. 1.

             6. Class B Shares - shall have the meaning ascribed in Section B. 1.

             7. Class C Shares - shall have the meaning ascribed in Section B. 1.

             8. Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or board resolutions.

             9. Distribution Fee - a fee paid by a Fund to the Distributor in reimbursement of Distribution Expenses.

             10.      Distributor - Van Kampen American Capital Distributors,
                      Inc.

             11. Fund - an investment company listed on Exhibit A hereto and each series thereof.

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             12.      Money Market Fund - Van Kampen American Capital Reserve
                      Fund or Van Kampen American Capital Tax Free Money Market Fund.

             13. Plan of Distribution - Any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

             14. Service Fee - a fee paid to financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.

             15.      Share - a share of beneficial interest in a Fund.

             16.      Trustees - the trustees of a Fund.

     B.      Classes.  Each Fund may offer three Classes as follows:

             1. Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Trustees and set forth in the Funds' prospectus, which may be reduced or eliminated for Money Market Funds, larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Rule 22(d) of the Act and as set forth in the Fund's prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing, may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder. Class A Shares shall be subject to ongoing Service Fees approved from time to time by the Trustees and set forth in the Funds' prospectus. Although shares of Van Kampen American Capital Tax Free Money Market Fund are not designated as "Class A" they are substantially similar to Class A Shares as defined herein and shall be treated as Class A shares for the purposes of this Plan.

             2. Class B Shares. Class B Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D.1, (3) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in the Funds' prospectus and (4) converted to Class A Shares three to ten years after the calendar month in which the shareholder's order to purchase was accepted, which number of years shall be as approved from time to time by the Trustees and set forth in the respective Fund's prospectus.

             3. Class C Shares. Class C Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D.1., (3) subject





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                      to ongoing Service Fees and Distribution Fees approved
                      from time to time by the Trustees and set forth in the Funds' prospectus and (4) converted to Class A Shares eight to fifteen years after the calendar month in which the shareholder's order to purchase was accepted, which number of years shall be as approved from time to time by the Trustees and set forth in the respective Fund's prospectus.

     C. Rights and Privileges of Classes. Each Class of each Fund will represent an interest in the same portfolio of investments of that Fund and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise herein.


     D. CDSC. A CDSC may be imposed upon redemption of Class A Shares, Class B Shares and Class C Shares that do not incur a front end sales charge subject to the following conditions:

             1. CDSC Period. The CDSC Period for Class A Shares and Class C Shares shall be one year. The CDSC Period for Class B Shares shall be at least three but not more than ten years as recommended by the Distributor and approved by the Trustees.

             2. CDSC Rate. The CDSC rate shall be recommended by the Distributor and approved by the Trustees. If a CDSC is imposed for a period greater than one year the CDSC rate must decline during the CDSC Period such that (a) the CDSC rate is less in the last year of the CDSC Period than in the first and (b) in each succeeding year the CDSC rate shall be less than or equal to the CDSC rate in the preceding year.

             3. Disclosure and Changes. The CDSC rates and CDSC Period shall be disclosed in a Fund's prospectus and may be decreased at the discretion of the Distributor but may not be increased unless approved as set forth in Section L.

             4. Method of Calculation. The CDSC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. No sales charge shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Shares and Class C Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

             5. Waiver. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares under circumstances previously approved by





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                      the Trustees and disclosed in the Fund's prospectus or
                      statement of additional information and as allowed under Rule 6c-10 under the Act.

             6. Calculation of offering price. The offering price of Shares subject to a CDSC shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder.

             7. Retention by Distributor. The CDSC paid with respect to Shares of a Fund may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and Distribution Expenses to the extent of such commissions and Distribution Expenses eligible for reimbursement and approved by the Trustees.

     E. Service and Distribution Fees. Class A Shares shall be subject to a Service Fee and Class B and Class C Shares shall be subject to a Service Fee and a Distribution Fee. The Service Fee applicable to any class shall not exceed 0.25% per annum of the average daily net assets of the Class and the Distribution Fee shall not exceed 0.75% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

     F. Conversion. Shares purchased through the reinvestment of dividends and distributions paid on Shares subject to conversion shall be treated as if held in a separate sub-account . Each time any Shares in a Shareholder's account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse each Fund, or take such other actions with the approval of the Trustees as may be reasonably necessary, to ensure the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under the Plan of Distribution, applicable to the class of shares converting into Class A Shares.

     G.      Allocation of Expenses, Income and Gains Among Classes.

             1. Expenses applicable to a particular class. Each Class of each Fund shall pay any Service Fee, Distribution Fee and CDSC applicable to that Class. Other expenses applicable to a particular Class such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated between Classes in different amounts if they are actually incurred in different amounts by the





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                      Classes or the Classes receive services of a different
                      kind or to a different degree than other Classes.

             2. Distribution Expenses. Distribution Expenses actually attributable to the sale of all Classes shall be allocated to each Class based upon the ratio which sales of each Class bears to the sales of all Shares of the Fund. For this purpose, Shares issued upon reinvestment of dividends or distributions, upon conversion from Class B Shares or Class C Shares to Class A Shares or upon stock splits will not be considered sales.

             3. Income, capital gains and losses, and other expenses applicable to all Classes. Income, realized and unrealized capital gains and losses, and expenses such as advisory fees applicable to all Classes shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

             4. Determination of nature of expenses. The Trustees shall determine in their sole discretion whether any expense other than those listed herein is properly treated as attributed to a particular Class or all Classes.

     H. Exchange Privilege. Exchanges of Shares shall be permitted between Funds as follows.

             1.       General.   Shares of one Fund may be exchanged for Shares
                      of the same Class of another Fund at net asset value and without sales charge, provided that

                      a. The Distributor may specify that certain Funds may not be exchanged within a designated period, which shall not exceed 90 days, after acquisition without prior Distributor approval.

                      b. Class A Shares of a Money Market Fund that were not acquired in exchange for Class B or Class C Shares of a Fund may be exchanged for Class A Shares of another Fund only upon payment of the excess, if any, of the sales charge rate applicable to the Shares being acquired over the sales charge rate previously paid.

                      c. Shares of a Money Market Fund acquired through an exchange of Class B Shares or Class C Shares may be exchanged only for the same Class of another Fund as the Class they were acquired in exchange for or any Class into which those shares were converted.

             2. Target Fund. Shares of Van Kampen American Capital Government Target Fund may be exchanged for Class A Shares of a Fund.





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             3.       CDSC Computation.  The acquired Shares will remain
                      subject to the CDSC rate schedule and CDSC Period for the original Fund upon the redemption of the Shares from the Van Kampen American Capital complex of funds. For purposes of computing the CDSC payable on a disposition of the new Shares, the holding period for the original Shares shall be added to the holding period of the new Shares.

     I.      Voting Rights of Classes.

             1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the Plan of Distribution related to that Class, provided that

                      a. If any amendment is proposed to the plan under which Service Fees are paid with respect to Class A Shares of a Fund that would increase materially the amount to be borne by Class A Shares under that plan, then no Class B Shares or Class C Shares shall convert into Class A Shares of that Fund until the holders of Class B Shares and Class C Shares of that Fund have also approved the proposed amendment.

                      b. If the holders of either the Class B Shares and/or Class C Shares referred to in subparagraph
                              a. do not approve the proposed amendment, the Trustees of the Fund and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the amendment.

             2. Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

     J. Dividends. Dividends paid by a Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner at the same time on the same day and will be in substantially the same amount, except any Distribution Fees, Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.

     K. Reports to Trustees. The Distributor shall provide to the Trustees of each Fund quarterly and annual statements concerning distribution and Shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the Act, as it may be amended from time to time. The Distributors also shall provide the Trustees such





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             information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.

     L. Amendment. Any material amendment to this Plan shall be approved by the affirmative vote of a majority of the Trustees of a Fund, including the affirmative vote of the trustees of the Fund who are not interested persons of the Fund, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Plan.





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                                                                      EXHIBIT A

                   VAN KAMPEN AMERICAN CAPITAL COMSTOCK FUND
                 VAN KAMPEN AMERICAN CAPITAL CORPORATE BOND FUND
                VAN KAMPEN AMERICAN CAPITAL EMERGING GROWTH FUND
                  VAN KAMPEN AMERICAN CAPITAL ENTERPRISE FUND
                 VAN KAMPEN AMERICAN CAPITAL EQUITY INCOME FUND
                    VAN KAMPEN AMERICAN CAPITAL EQUITY TRUST
             VAN KAMPEN AMERICAN CAPITAL GLOBAL MANAGED ASSETS FUND
             VAN KAMPEN AMERICAN CAPITAL GOVERNMENT SECURITIES FUND
               VAN KAMPEN AMERICAN CAPITAL GROWTH AND INCOME FUND
                    VAN KAMPEN AMERICAN CAPITAL HARBOR FUND
          VAN KAMPEN AMERICAN CAPITAL HIGH INCOME CORPORATE BOND FUND
          VAN KAMPEN AMERICAN CAPITAL LIMITED MATURITY GOVERNMENT FUND
         VAN KAMPEN AMERICAN CAPITAL PENNSYLVANIA TAX FREE INCOME FUND
                     VAN KAMPEN AMERICAN CAPITAL PACE FUND
            VAN KAMPEN AMERICAN CAPITAL REAL ESTATE SECURITIES FUND
                    VAN KAMPEN AMERICAN CAPITAL RESERVE FUND
                  VAN KAMPEN AMERICAN CAPITAL TAX-EXEMPT TRUST
             VAN KAMPEN AMERICAN CAPITAL TEXAS TAX FREE INCOME FUND
          VAN KAMPEN AMERICAN CAPITAL U.S. GOVERNMENT TRUST FOR INCOME
            VAN KAMPEN AMERICAN CAPITAL WORLD PORTFOLIO SERIES TRUST
               VAN KAMPEN AMERICAN CAPITAL U.S. GOVERNMENT TRUST
                   VAN KAMPEN AMERICAN CAPITAL TAX FREE TRUST
                       VAN KAMPEN AMERICAN CAPITAL TRUST